EXHIBIT 99.1

PGTI Reports Second Quarter 2023 Results

VENICE, Fla., August 3, 2023 – PGT Innovations, Inc. (NYSE: PGTI), a national leader in premium windows and doors, including impact-resistant products, garage doors, and products designed to unify indoor/outdoor living spaces, today announced financial results for its second quarter ended July 1, 2023.

Financial Highlights for Second Quarter 2023

(All results reflect comparison to prior-year period; Cash on hand is compared to prior-year end)

•
Net sales totaled $385 million, a decrease of 5 percent.
•
Net income was $32 million, a decrease of 13 percent.
•
Adjusted net income* was $34 million, a decrease of 16 percent.
•
Adjusted EBITDA* was $74 million, a decrease of 6 percent.
•
Net income per common share attributable to common shareholders, diluted, was $0.53, a decrease of 13 percent.
•
Adjusted net income per diluted share* was $0.58, a decrease of 13 percent.
•
Total liquidity* at the end of the second quarter was $177 million, including cash of $39 million and revolver availability of nearly $138 million.

Third Quarter 2023 Guidance

•
Net sales in the range of $385 million to $405 million.
•
Adjusted EBITDA* in the range of $71 million to $77 million.

* Adjusted net income, Adjusted net income per diluted share, Adjusted EBITDA, and Liquidity are non-GAAP measures. Please see “Use of Non-GAAP Financial Measures” below for more information.

"PGT Innovations delivered sequential growth in net sales and profitability for the second quarter in a dynamic macro environment. The Company continues to execute on operational performance targets, maintaining good cost controls, and our team continues to excel in this challenging environment,” said Jeff Jackson, President and Chief Executive Officer. “The Company delivered two percent sequential sales growth, with continued strength in the repair and remodeling channel driving the increase.”

“Our organic second quarter net sales were down eight percent from the prior year quarter, driven by a low double-digit unit volume decline partially offset by the impact of price increases,” added Jackson. “New construction market activity suggests a solid recovery in the second half of 2023 based on the recent recovery in permits and starts trends.”

“During the quarter, we completed the acquisition of the remaining 25% of ECO Enterprises, invested in capacity and automation initiatives, and continued to repurchase shares. In the second quarter, we executed $19.8 million of share repurchases, for a total year-to-date purchases of $45.4 million,” said Craig Henderson, Interim Chief Financial Officer and Vice President of Corporate Finance.

"Our second quarter performance was driven by operational execution, continued cost containment measures, and the impacts of pricing actions taken to offset materials and wage inflation. We expect third quarter 2023 performance for net sales in the range of $385 million to $405 million, and Adjusted EBITDA in the range of $71 million to $77 million," concluded Henderson.

Conference Call

PGT Innovations will host a conference call today at 10:30 a.m. The conference call will be available at the same time through the Investor Relations section of the PGT Innovations, Inc. website, http://ir.pgtinnovations.com/events.cfm.

To participate in the teleconference, kindly dial into the call about 10 minutes before the start time: 833-316-0547 (U.S. toll-free) and 412-317-5728 (International). A replay of the call will be available within approximately one hour after the scheduled end of the call on August 3, 2023, through approximately 12:30 p.m. on August 10, 2023. To access the replay, dial 877-344-7529 (U.S. Only toll-free), 855-669-9658 (Canada Only toll-free) and 412-317-0088 (International) and refer to pass code 7409661. Other international replay dial-in numbers can be obtained at: https://services.choruscall.com/ccforms/replay.html

You may join the conference online by using the following link:

https://event.choruscall.com/mediaframe/webcast.html?webcastid=nxTiCxVw

About PGT Innovations, Inc.

PGT Innovations manufactures and supplies premium windows, doors, and garage doors. Its highly engineered and technically advanced products can withstand some of the toughest weather conditions on Earth and are revolutionizing the way people live by unifying indoor and outdoor living spaces. PGT Innovations creates value through deep customer relationships, understanding the unstated needs of the markets it serves, and a drive to develop category-defining products. PGT Innovations is also the nation’s largest manufacturer of impact-resistant windows and doors and holds the leadership position in its primary market.

The PGT Innovations’ family of brands include CGI®, PGT® Custom Windows and Doors, WinDoor®, Western Window Systems, Anlin Windows & Doors, Eze-Breeze®, Eco Window Systems®, NewSouth Window Solutions® and Martin Door®. The company’s brands, in their respective markets, are a preferred choice of architects, builders, and homeowners throughout North America and the Caribbean. Their high-quality products are available in custom and standard sizes with massive dimensions that allow for unlimited design possibilities in residential, multi-family, and commercial projects. For additional information, visit https://pgtinnovations.com/.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "assume," "believe," "could," "estimate," "expect," "guidance," "intend," "many," "positioned," "potential," "project," "think," "should," "target," "will," "would" and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding the recovery of the new construction market and our net sales and Adjusted EBITDA guidance.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following:

•
unpredictable weather and macroeconomic factors that may negatively impact the repair and remodel and new construction markets and the construction industry generally, especially in the state of Florida and the western United States, where the substantial portion of our sales are currently generated, and in the U.S. generally;
•
changes in raw material prices, especially for aluminum, glass, vinyl, and steel, including, price increases due to the implementation of tariffs and other trade-related restrictions, Pandemic-related supply chain interruptions, or interruptions from the conflict in Ukraine;
•
our dependence on a limited number of suppliers for certain of our key materials;
•
our dependence on our impact-resistant product lines, which increased with the acquisition of Eco Enterprises, LLC ("Eco"), and contemporary indoor/outdoor window and door systems, and on consumer preferences for those types and styles of products;
•
the effects of increased expenses or unanticipated liabilities incurred as a result of, or due to activities related to, our recent acquisitions, including our acquisitions of Martin Door Holdings, Inc. ("Martin") and Anlin Windows & Doors ("Anlin");
•
our level of indebtedness, which increased in connection with our recent acquisitions, including our acquisitions of Martin and Anlin;
•
increases in credit losses from obligations owed to us by our customers in the event of a downturn in the home repair and remodel or new home construction channels in our core markets and our inability to collect such obligations from such customers;
•
the risks that the anticipated cost savings, synergies, revenue enhancement strategies and other benefits expected from our acquisitions of Martin and Anlin may not be fully realized or may take longer to realize than expected or that our actual integration costs may exceed our estimates;
•
increases in transportation costs, including increases in fuel prices;

•
our dependence on our limited number of geographically concentrated manufacturing facilities, which increased further due to our acquisition of Eco;
•
sales fluctuations to and changes in our relationships with key customers;
•
federal, state and local laws and regulations, including unfavorable changes in local building codes and environmental and energy code regulations;
•
risks associated with our information technology systems, including cybersecurity-related risks, such as unauthorized intrusions into our systems by "hackers" and theft of data and information from our systems, and the risks that our information technology systems do not function as intended or experience temporary or long-term failures to perform as intended;
•
product liability and warranty claims brought against us;
•
in addition to our acquisitions of Martin and Anlin, our ability to successfully integrate businesses we may acquire in the future, or that any business we acquire may not perform as we expected when we acquired it; and
•
the other risks and uncertainties discussed under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2022, and our other filings with the Securities and Exchange Commission.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Use of Non-GAAP Financial Measures

This press release and the financial schedules include financial measures and terms not calculated in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that presentation of non-GAAP measures such as Adjusted net income, Adjusted net income per share, and Adjusted EBITDA provides investors and analysts with an alternative method for assessing our operating results in a manner that enables investors and analysts to more thoroughly evaluate our current performance compared to past performance. However, these measures do not provide a complete picture of our operations. Management also believes these non-GAAP measures provide investors with a better baseline for assessing our future earnings potential. The non-GAAP measures included in this press release are provided to give investors access to types of measures that we use in analyzing our results, and for internal planning and forecasting purposes.

Adjusted net income consists of GAAP net income adjusted for the items included in the accompanying reconciliation. Adjusted net income per share consists of GAAP net income per share adjusted for the items included in the accompanying reconciliation.

Adjusted EBITDA consists of net income, adjusted for the items included in the accompanying reconciliation. We believe that Adjusted EBITDA provides useful information to investors and analysts about the Company's performance because they eliminate the effects of period-to-period changes in taxes, costs associated with capital investments and interest expense. Adjusted EBITDA does not give effect to the cash the Company must use to service its debt or pay its income taxes and thus does not reflect the actual funds generated from operations or available for capital investments.

Liquidity consists of net revolver capacity plus cash and cash equivalents. Net revolver capacity is calculated as total revolver capacity, less revolver borrowings and off-balance-sheet outstanding letter-of-credit commitments.

Our calculations of Adjusted net income and Adjusted net income per share, Adjusted EBITDA and Liquidity are not necessarily comparable to calculations performed by other companies and reported as similarly titled measures. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP but should not be considered a substitute for or superior to GAAP measures. Schedules that reconcile Adjusted net income, Adjusted net income per share, Adjusted EBITDA and Liquidity to GAAP net income are included in the financial schedules accompanying this release.

We are not able to provide a reconciliation of projected Adjusted EBITDA to the most directly comparable expected GAAP results due to the unknown effect, timing and potential significance of the effects of legal matters, tax considerations, and income and expense from changes in fair value of contingent consideration from acquisitions. Expenses associated with legal matters, tax consequences, and income and expense from changes in fair value of contingent consideration from acquisitions have in the past, and may in the future, significantly affect GAAP results in a particular period.

SOURCE: PGT Innovations, Inc.

PGT Innovations Contacts:

Investor Relations: Media Relations:

Craig Henderson, 941-480-1600 Stephanie Cz, 941-480-1600

Interim CFO and V.P. Corporate Finance Corporate Communications Manager

CHenderson@PGTInnovations.com

PGT INNOVATIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited - in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	July 1,	July 2,	July 1,	July 2,
	2023	2022	2023	2022

Net sales	$384,934	$406,521	$761,763	$765,183
Cost of sales	230,983	241,391	458,581	465,460
Gross profit	153,951	165,130	303,182	299,723
Selling, general and administrative expenses	100,005	109,505	195,918	205,387
Restructuring costs and charges	2,516	—	2,516	—
Income from operations	51,430	55,625	104,748	94,336
Interest expense, net	8,214	7,155	15,870	14,235
Income before income taxes	43,216	48,470	88,878	80,101
Income tax expense	11,462	12,005	22,697	19,810
Net income	31,754	36,465	66,181	60,291
Less: Net income attributable to redeemable non-controlling interest	(264)	(304)	(1,101)	(961)
Net income attributable to the Company	$31,490	$36,161	$65,080	$59,330

Calculation of net income per common share attributable to PGT Innovations, Inc. common shareholders:
Net income attributable to the Company	$31,490	$36,161	$65,080	$59,330
Change in redemption value of redeemable non-controlling interest	(460)	351	(1,637)	(1,785)
Net income attributable to PGT Innovations, Inc. common shareholders	$31,030	$36,512	$63,443	$57,545

Net income per common share attributable to PGT Innovations, Inc. common shareholders:
Basic	$0.53	$0.61	$1.07	$0.96
Diluted	$0.53	$0.61	$1.07	$0.96

Weighted average number of common shares outstanding:
Basic	58,559	59,928	59,188	59,880
Diluted	58,867	60,257	59,528	60,241

PGT INNOVATIONS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited - in thousands)

	July 1,	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$39,397	$66,548
Accounts receivable, net	150,530	160,107
Inventories	117,155	112,672
Contract assets, net	50,910	47,919
Prepaid expenses and other current assets	34,857	28,295
Total current assets	392,849	415,541
Property, plant and equipment, net	213,165	208,354
Operating lease right-of-use asset, net	102,864	104,121
Intangible assets, net	433,754	447,052
Goodwill	461,927	460,415
Other assets, net	6,854	4,766
Total assets	$1,611,413	$1,640,249

LIABILITIES, REDEEMABLE NON-CONTROLLING INTEREST,
AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$126,560	$168,961
Current portion of operating lease liability	17,615	16,393
Total current liabilities	144,175	185,354
Long-term debt	670,436	642,134
Operating lease liability, less current portion	94,928	95,159
Deferred income taxes, net	47,134	47,407
Other liabilities	6,933	7,459
Total liabilities	963,606	977,513
Commitments and contingencies
Redeemable non-controlling interest	—	34,721
Total shareholders' equity	647,807	628,015
Total liabilities, redeemable non-controlling interest and shareholders' equity	$1,611,413	$1,640,249

PGT INNOVATIONS, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited - in thousands)

	Six Months Ended
	July 1,	July 2,
	2023	2022
	(unaudited)
Cash flows from operating activities:
Net income	$66,181	$60,291
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	17,742	17,064
Amortization	13,298	13,924
Provision for credit losses	1,463	6,048
Stock-based compensation	5,969	4,909
Amortization of deferred financing costs	654	611
Asset impairment charges	—	2,131
Non-cash portion of restructuring costs and charges	2,473	—
Gain on sales of assets	(193)	(39)
Change in operating assets and liabilities:
Accounts receivable	5,782	(44,148)
Inventories	(4,847)	(18,539)
Contract assets, net, prepaid expenses, other current and other assets	472	5,713
Accounts payable, accrued and other liabilities	(48,698)	36,958
Net cash provided by operating activities	60,296	84,923

Cash flows from investing activities:
Purchases of property, plant and equipment	(24,866)	(17,328)
Business combinations	(744)	(787)
Proceeds from sales of assets	698	41
Net cash used in investing activities	(24,912)	(18,074)

Cash flows from financing activities:
Payment of fair value of contingent consideration in Anlin Acquisition	(4,348)	(2,362)
Redemption of redeemable non-controlling interest	(37,459)	—
Proceeds of amounts drawn from revolving credit facility	50,000	—
Payments of borrowing under revolving credit facility	(22,352)	—
Purchases of treasury stock under repurchase program	(45,431)	—
Income taxes paid from stock withheld relating to vesting of equity awards	(3,350)	(1,663)
Proceeds from issuance of common stock under ESPP	405	291
Net cash used in financing activities	(62,535)	(3,734)
Net (decrease) increase in cash and cash equivalents	(27,151)	63,115
Cash and cash equivalents at beginning of period	66,548	96,146
Cash and cash equivalents at end of period	$39,397	$159,261

PGT INNOVATIONS, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO THEIR
MOST DIRECTLY COMPARABLE GAAP EQUIVALENTS
(unaudited - in thousands, except per share amounts and percentages)

	Three Months Ended		Six Months Ended
	July 1,	July 2,	July 1,	July 2,
	2023	2022	2023	2022
Reconciliation to Adjusted Net Income and
Adjusted Net Income per share - diluted:
Net income	$31,754	$36,465	$66,181	$60,291
Reconciling items:
Insurance recovery of business wind-down costs (1)	-	-	(2,897)	-
Restructuring costs and charges (2)	2,516	-	2,516	-
Acquisition-related costs (3)	339	-	1,051	-
Executive severance costs (4)	-	-	942	-
Cyberattack recovery costs (5)	206	-	206	-
Asset impairment charges (6)	-	1,408	-	2,131
Adjustments to contingent consideration (7)	-	3,793	-	4,754
CGI Commercial relocation costs (8)	-	277	-	277
Tax effect of reconciling items	(804)	(1,411)	(479)	(1,843)
Adjusted net income	$34,011	$40,532	$67,520	$65,610
Weighted-average diluted shares	58,867	60,257	59,528	60,241
Adjusted net income per share - diluted	$0.58	$0.67	$1.13	$1.09

Reconciliation to Adjusted EBITDA:
Depreciation and amortization expense	$15,357	$14,475	$31,040	$30,988
Interest expense, net	8,214	7,155	15,870	14,235
Income tax expense	11,462	12,005	22,697	19,810
Reversal of tax effect of reconciling items for adjusted net income above	804	1,411	479	1,843
Stock-based compensation expense	3,762	2,704	5,969	4,909
Adjusted EBITDA	$73,610	$78,282	$143,575	$137,395
Adjusted EBITDA as percentage of net sales	19.1%	19.3%	18.8%	18.0%

(1) Represents an insurance recovery gain relating to the wind-down of the commercial portion of our New South acquisition. Proceeds from the insurance recovery totaled $5.0 million. We previously recorded an other receivable of $2.1 million, representing the low end of our range of estimated recovery amounts, resulting in a gain of $2.9 million, classified within selling, general and administrative expenses in the accompanying condensed consolidated statement of operations for the six months ended July 1, 2023.

(2) Represents costs and charges relating to our management-approved plan to exit the North Carolina market relating to our NewSouth brand. As a result, we determined to close our NewSouth showrooms in Raleigh-Durham and Charlotte, North Carolina, which resulted in restructuring costs and charges totaling $2.5 million in the second quarter of 2023. Of the $2.5 million in restructuring costs and charges, $2.0 million represents the total impairments of the right-of-use assets of the leases of the Raleigh-Durham and Charlotte, North Carolina showroom facilities, and $0.4 relates to write-offs of the related leasehold improvements. The remainder represents personnel-related costs, which were paid by the end of the 2023 second quarter.

(3) Represents acquisition-related costs, including transfer taxes assessed to the Company in the first quarter of 2023 relating to the Anlin acquisition, and costs relating to the redemption in the second quarter of 2023 of the 25% non-controlling interest in Eco, classified within selling, general and administrative expenses in the accompanying condensed consolidated statement of operations for the three and six months ended July 1, 2023.

(4) Represents severance costs relating to the termination of the employment of our former Chief Financial Officer, which was effective close of business February 27, 2023. These costs were paid in and are classified as selling, general and administrative expenses in the condensed consolidated statement of operations for the three months ended April 1, 2023.

(5) Represents additional cyberattack recovery costs incurred in the second quarter of 2023, classified as selling, general and administrative expense in the accompanying condensed statement of operations for the three and six months ended July 1, 2023. We previously disclosed this event by Current Report on Form 8-K, filed with the SEC on November 7, 2022.

(6) Represents write-offs of property and equipment, classified as selling, general and administrative expense in the accompanying condensed statement of operations for the three and six months ended July 2, 2022.

(7) Represents fair value adjustment to contingent consideration associated with our Anlin Acquisition, classified as selling, general and administrative expenses in the accompanying consolidated statement of operations for the three and six months ended July 1, 2022.

(8) Represents additional costs relating to the relocation of our CGI Commercial business to a new location in the Miami, FL area, being shared with our Eco Enterprises entity, classified as cost of sales in the accompanying consolidated statement of operations for the three and six months ended July 2, 2022.